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                                                                 Exhibit 23.1





The Board of Directors
PhyCor, Inc.:

We consent to incorporation by reference in the registration statement No. 33-98528 on Form S-3 of PhyCor, Inc. of our report dated February 4, 1997, except for Note 12a which is as of March 7, 1997, with respect to the consolidated balance sheets of PhyCor, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of PhyCor, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


                                                    KPMG PEAT MARWICK LLP


Nashville, Tennessee
October 24, 1997